Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 333-______ of Wild Oats Markets, Inc. pertaining to the Wild Oats Markets, Inc. 1996 Equity Incentive Plan of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Form 8-K filed February 29, 2000 and the Annual Report (Form 10-K) filed March 31, 2000.



                               Ernst & Young LLP

San Antonio, Texas
May 31, 2000